                                February 20, 1996






Pasadena Investment Trust
600 North Rosemead Boulevard
Pasadena, California  91107-2101

Ladies and Gentlemen:

          You have requested our opinion as counsel to the Pasadena Investment Trust, a Massachusetts business trust (the "Trust"), with respect to the shares of beneficial interest of the following three series of the Trust (the "Funds") sold by the Trust during its fiscal year ended December 31, 1995 (the "Shares") in connection with the notice (the "Notice") being filed by the Trust with the Securities and Exchange Commission pursuant to Rule 24f-2 adopted under the Investment Company Act of 1940, as amended (the "Act"): The Pasadena Growth Fund, The Pasadena Nifty Fifty Fund and The Pasadena Balanced Return Fund.

          In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

          (a) The Trust's Amended and Restated Agreement and Declaration of Trust dated as of July 13, 1993 (the "Declaration of Trust") certified to us by an officer of the Trust as being true and complete and in effect throughout the Trust's fiscal year ended December 31, 1995 (the "Fiscal Year");

Pasadena Investment Trust
February 20, 1996                                                         Page 2

          (b) The Trust's original Agreement and Declaration of Trust dated as of May 28, 1986 and all amendments thereto prior to the Declaration of Trust certified by an officer as being true and complete and in effect prior to the Fiscal Year;

          (c) The Bylaws of the Trust certified to us by an officer of the Trust as being true and complete and in effect throughout the Fiscal Year;

          (d) The Funds' Prospectus and Statement of Additional Information effective during the Fiscal Year (collectively, the "Prospectus");

          (e) Resolutions adopted by the Board of Trustees of the Trust (the "Board") at meetings of the Board held on May 28, 1986, January 27, 1987, December 12, 1990, April 27, 1993, January 25, 1994 and May 23, 1995; and

          (f) A certificate of an officer of the Trust concerning certain factual matters.

          In rendering our opinion below, we have assumed that all of the Shares were issued and sold at the per-share public offering price on the date of their issuance in accordance with statements specified in the Funds' then-current Prospectus and in accordance with Article III of the Declaration of Trust. In rendering our opinion, we have assumed that the Funds received, in cash, an amount equal to the per-share public offering price described in the then current Prospectus. We have not conducted an independent examination of the books and records of the Trust for the purpose of determining whether all of the Shares were fully paid prior to their issuance and do not believe it to be our obligation to do so.

          Our opinion below is limited to the federal law of the United States of America and the business trust law of the

Pasadena Investment Trust
February 20, 1996                                                         Page 3


Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported in Annotated Laws of Massachusetts (Law. Co-op. 1987 & Supp. 1995) and updated on Westlaw. We have not undertaken a review of other Massachusetts law or court decisions or any administrative decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

          We note that pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations or liabilities of the trust. However, we also note that Article VIII, Section 1 of the Declaration of Trust provides that all persons extending credit to, contracting with or having any claim against the Trust or the Funds shall look only to the assets of the Trust or the Funds for payment thereof and that the shareholders shall not be personally liable therefor, and further provides that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust may include a notice that such instrument was executed on behalf of the Trust and that the obligations of such instruments are not binding upon any of the shareholders of the Trust individually but are binding only on the assets and property of the Trust.

          Based upon our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion and subject to the foregoing, we are of the opinion that the Shares, as sold pursuant to the registration under the Securities Act of 1933, as amended, pursuant to Rule 24f-2

Pasadena Investment Trust
February 20, 1996                                                         Page 4


adopted under the Act, were legally issued, fully paid and, subject to the court decisions described above, nonassessable by the Trust.

          We hereby consent to the filing of this opinion as an exhibit to the Notice being filed by the Trust with the Securities and Exchange Commission. This opinion is rendered to you in connection with that Notice and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

                              Sincerely yours,


                              Heller, Ehrman, White & McAuliffe